Exhibit 10.3

EMPLOYMENT AGREEMENT

AGREEMENT entered into this 1st day of February 1996, by and between Surge Components, Inc. a New York corporation, with its principal place of business at 1016 Grand Boulevard, Deer Park, New York 11729 (the "Company") and Ira Levy, residing at 2441 Riverside Dr., Wantagh, NY 11793 (the "Employee").

W 1TNESSETH

WHEREAS, the Company wishes to continue to employ the. Executive in the principal capacity of President upon the terms and conditions contained herein;

WHEREAS the Executive is desirous of continuing employment with the Company and is willing to accept such employment for the inducements and upon the terms and conditions contained herein; and

WHEREAS the Company has bargained for a covenant by the Executive not to compete with the Company's business.

NOW, THEREFORE, in consideration of the mutual premises and agreements contained herein and for other good and valuable consideration by each of the parties, the parties hereby agree as follows:

1.            Employment. The Company hereby employs the Executive and the Executive hereby accepts employment upon the terms and conditions set forth herein.

2.            Term. The term of this Agreement shall commence on the date hereof and shall continue for an initial term of five (5) years; provided, however, that the term of this Agreement shall be automatically continued and extended for additional consecutive twelve month periods commencing upon such termination date, unless at least thirty (30) days before the date of termination of the initial term of this Agreement or of any such extended term, the Company shall give the Executive, or the Executive shall give the Company, a notice in writing electing to terminate this Agreement as of such termination date.

3.            Duties.

(a) During the term of this Agreement, the Executive shall serve the Company in an executive capacity and shall perform such duties as are determined from time to time by the Company's Board of Directors. Unless prevented by death or disability, the Executive shall devote his full business time, allowing for vacations and national holidays, as set forth in Sections 5(a) and (e) hereof, and illnesses, exclusively to the business and affairs of the Company, and shall use his best efforts, skill and abilities to promote its interests. Nothing herein contained shall be construed as preventing the Executive from purchasing securities in any publicly held entity, if such purchases shall not result in his owning beneficially 2% or more of the equity securities of such company, provided such investment is mat made in a company in competition with the Company.

(b) The Board of Directors of the Company has elected the Executiv to serve as President, and the Company hereby agrees to use its best efforts to have the Executive continue to serve as President during the term of this Agreement. The precise services of the Executive may be extended or curtailed from time to time at the direction of the Company's Board of Directors.

4. Compensation. For the services rendered by the Executive hereunder, the Company shall pay and the Executive shall accept the following compensation:

(a) From the commencement of the term hereof through January 31, 2001, the Executive shall receive a base annual salary of Two Hundred Thousand $200,000 (the "Base Salary") which Base Salary shall be earned and shall be payable at such intervals not less frequently than monthly, in equal installments, and otherwise in such manner as is consistent with the Company's normal practice for remuneration of executives;

(b) The Board of Directors shall review the Executive's base salary on each of the first and second anniversary dates of the execution of this agreement in order to determine whether the salary should receive an upward adjustment;

(c) The. Executive shall be entitled to bonus compensation during the term hereof, as determined at the discretion of the Board of Directors of the Company;

(d) The Executive's salary shall be payable subject to such deductions as are then required by law and such further deductions as may be agreed to by the Executive, in accordance with the Company's prevailing salary payroll practices.

5. Benefits and Expenses. During the term of this Agreement, the Executive shall be entitled to the following benefits and expense reimbursement:

(a) The Executive shall he entitled to four (4) weeks of paid vacation per calendar year, in accordance with the Company's policy from time to time in effect as determined by the Board;

(b) The Executive shall be entitled to participate in and/or receive all fringe benefits such as medical, disability, hospital and health insurance plans, and profit sharing, pension plans,. life insurance and other plans, if any, which the Company may generally make available to its Executives. The Executive shall also be included in the Directors and Officers' indemnification insurance policy, if obtained;

(c) The Company shall also issue to the Executive a corporate credit card to be utilized by the Executive in connection with any bout-of-pocket expenses which he may incur in connection with the performance of his duties. During the term of this Agreement, the Company shall, upon presentation of proper vouchers, also reimburse the Executive for all reasonable expenses incurred by him directly in connection with his performance of services as an officer and Executive of the Company;

(d) The Corporation shall maintain on behalf of the Executive, a one million dollar ($1,000,000) key man life insurance policy, which shall name the Company as beneficiary; for the compensate Surge for executive replacement.

(e) The Executive shall receive as paid days off all national holidays that the Company, pursuant to established policy, recognizes and observes.

6.Disability and Death.

(a)       Disability - If, during the term of this Agreement, the Executive becomes so disabled or incapacitated by reason of any physical or mental illness so as to be unable to perform the services required of him pursuant to this Agreement for a continuous period of four (4) months, or for an aggregate of six (6) months during any consecutive twelve (12) month period, then the Company may, upon 30 days' written notice to the Executive, terminate this Agreement. Notwithstanding the termination of the Agreement hereunder by reason of disability, the Company shall pay to the Executive his Base Salary then in effect along with all other fringe benefits for a period of one (1) year following the date of such termination, such payment to be made in on lump sum, The Company shall purchase temporary and permanent disability insurancehe Executive. Payments made hereunder shall not affect any other payments made to the Executive.

(b)       Death - This Agreement shall automatically terminate upon and as of the date of death of the Executive at any time during the term of this Agreement. Notwithstanding the termination of this Agreement by reason of the Executive's death, the Company shall pay to the Executive's estate his Base Salary then in effect for a period of one (1) year following the date of such termination, such payment to be made in one lump sum.

7.Covenants and Restrictions.

(a) During the term of this Agreement and for a period of one (1) year thereafter (the 'Non-Compete Period"), the Executive shall not, directly or indirectly, engage in, own, manage, operate, assist, join or control, or participate in the ownership, management, operation or control of any Restricted Enterprise (other than the Company or its affiliates), which engages or plans to engage in a Restricted Enterprise anywhere in the United States, whether as a director, officer, executive, agent, consultant, shareholder, employee, partner, owner, independent contractor or otherwise. Notwithstanding the foregoing, these restrictions shall not prevent the Executive from earning his livelihood during the Non-Compete Period. As used herein, a "Restricted Enterprise" shall be any activity that competes with the business of the Company as constituted or as realistically contemplated during the term of this Agreement in the United States.

(b) The Executive agrees that he shall not divulge to others, nor shall he use to the detriment of the Company or in any business competitive with or similar to any business engaged in by the Company or any of its subsidiary or affiliated companies, at any time during his employment with the Company or thereafter, any Confidential Information obtained by him during the course of his employment with the Company. For the purpose of this Agreement,"Confidential Information" means any and all information developed by or for or processed by the Company or its affiliates of which the Executive has knowledge during the term of his employment that is (1) not generally known in any industry in which the Company or its affiliates does business during the Non-Compete Period or (2) not publicly available and treated as confidential.

(c) During the Non-Compete Period, the Executive will neither solicit, hire or seek to solicit or hire any of the Company's personnel in any capacity whatsoever nor shall Executive induce or attempt to induce any of the Company's personnel to leave the employ of the Company to work for Executive or otherwise.

8. Remedies. The Executive acknowledges that his breach of any of the restrictive covenants contained in Section 7 herein may cause irreparable damage to the Company for which remedies at law would be inadequate. Accordingly, if Executive breaches or threatens to breach any of the provisions of Section 7, the Company shall be entitled to appropriate injunctive relief, including, without limitation, preliminary and permanent injunctions, in any court of competent jurisdiction, restraining Executive from taking any action prohibited hereby. This remedy shall be in addition to all other remedies available to the Company at law or equity. If any portion of Section 7 is adjudicated to be invalid or unenforceable, Section 7 shall be deemed amended to delete therefrom the portion so adjudicated, such deletion to apply only with respect to the operation of Section 7 in the jurisdiction in which such adjudication is made.

9. Indemnification. The Company hereby indemnifies and holds the Executive harmless from any and all expenses (including legal fees) or losses incurred by him in connection with the performance of his duties under this Agreement.

10.  Prior Agreements. The Parties represent that he is not now under any written agreement, nor has he previously, at any time, entered into any written agreement with any person., firm or corporation, which would or could in any manner preclude or prevent him from giving freely and the Company receiving the exclusive benefit of his services.

11.Termination Provisions.

(a) In addition to, and not in lieu of, the termination provisions set forth in Section 6 herein, the employment of the Executive hereunder may be terminated by the Company prior to the termination date of the initial term or any renewal term thereafter (as set forth in Section 2 hereof) in the event that the Executive is gull(i) reckless disregard to perform his duties as set forth in Section 3 herein, or (ii) willful misteasance, or (iii) any act of dishonesty by the Executive with respect to the Company. Termination of the Executive's employment by the Company for reckless disregard of his duties to the Company, willful misfeasance or an act of dishonesty with respect to the Company hereunder shall c-institute, and is referred to elsewhere herein, as termination for "Cause." Such termination of the Executive's employment hereunder for Cause shall be effective immediately upon delivery of written notice to the Executive setting forth the reason or reasons for such termination. Upon the termination of this Agreement in accordance with this Section 11(a), the Company shall not be obligated to make any further payments hereunder to the Executive.

(b) Notwithstanding any provisions in without CauseAgreement the contrary, the Company may terminate the employment of the Executive , but in such event the Company shall be obligated to pay the Executive any and all amounts payable to the Executive pursuant to Section 4 above for the remainder of the initial term or the extended term, as the case may be, of the Agreement in effect immediately prior to such termination (the "Remainder Term"), and the Company shall also continue for the Remainder Term to permit the Executive to receive or participate in all fringe benefits available to him pursuant to Section 5 above.

12.Change of Control. in the event that a "change of control" occurs, as such term is defined below, at any time during the term of this Agreement, the Executive may, by written notice to the Company within sixty (60) days after the date of such change of control, elect to terminate his employment with the Company within sixty (60) days after such notice (the "Termination Date"), If the Executive elects to terminate his employment pursuant to this Section 12, the Company shall pay the Executive, in addition to the remainder of his annual compensation, a "parachute payment," as said term is defined in Section 280G of the Internal Revenue Code of 1986, as amended, (the "Code") in an amount equal to 2.99 times the Executive's annual compensation (or such other amount then permitted by the Code), including the Base Salary, bonus compensation and other remuneration and fringe benefits, if any This amount shall be payable by the Company to the Executive in one lump sum payment within sixty (60) days of the Termination Date. The Executive shall be responsible for payment of all income or excise taxes which may become due as a result of the Company's payment to him of any "excess parachute payments," as such phrase is defined in Section 280G of the Code. A "change of control" shall he deemed to occur when the Executive is not elected to the Board of Directors of the Company and/or is not elected as an officer of the Company and/or there has been a change in the ownership following the Company's 1996 public offering of at least 25% of the issued and outstanding stock of the Company, and such issuance was not approved by the Executive.

13.            Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Company, its successors and assigns, and upon the Executive, his heirs, executors, administrators, legatees and legal representatives.

14.            Notice. Any notice, statement, report, request or demand required or permitted to be given by this Agreement shall be in writing, and shall be sufficient if delivered in person or if addressed and sent by certified mail, return receipt requested, to the panics at the addresses set forth above, or at such other place that either party may designate by notice in the foregoing manner to the other.

15.            Waiver. The failure of either party to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and said terms, conditions and provisions shall remain in full force and effect. No waiver of any term or any condition of this Agreement on the part of either party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.

16.            Section Headings. The heading of the paragraphs herein are inserted for convenience and shall not affect any interpretation of this Agreement.

IT Miscellaneous.

(a) Should any part of this Agreement, for any reason whatsoever, be declared invalid, illegal, or incapable of being enforced in whole or in pan, such decision shall not affect the validity of any remaining portion, which remaining portion shall remain in full force and effect as if this Agreement had been executed with the invalid portion thereof eliminated, and it is hereby declared the intention of the parties hereto that they would have executed the remaining portion of this Agreement without including therein any portion which may for any reason be declared invalid.

(b) This Agreement shall be construed and enforced in accordance with the laws of the State. of New York applicable to agreements made and performed in such State without application to the principles of conflicts of laws.

(c.) This Agreement and all rights hereunder are personal to the Executive and shall not be assignable, and any purported assignment in violation thereof shall be null and void. Any person, firm or corporation succeeding to the business of the Company by merger, consolidation, purchase of assets of otherwise, shall assume by contract or operation of law the obligations of the Company hereunder; provided, however, that the Company shall, notwithstanding such assumption and/or assignment, remain liable and responsible for the fulfillment of the terms and conditions of the Agreement on the part of the. Company.

(d) This Agreement constitutes the entire agreement between the parties hereto with respect to the terms and conditions of the Executive's employment by the Company, as distinguished from any other contractual arrangements between the parties pertaining to or arising out of their relationship, and this Agreement supersedes and renders null and void any and all other prior oral or written agreements, understandings, or commitments pertaining to the Executive's employment by the Company. No variation hereof shall be deemed valid unless in writing and signed by the parties hereto, and no discharge of the terms hereof shall be deemed valid unless by full performance by the parties hereto or by a writing signed by the parties hereto. No waiver by either party of any provision or condition of this Agreement by him or it to be performed shall be deemed a waiver of similar or dissimilar provisions and conditions at the same time or any prior or subsequent time.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first written above.

"EXECUTIVE" "COMPANY"	SURGE COMPONENTS. INC.

/s/ Ira Levy	/s/ Steven Lubman
Ira Levy	Steven Lubman
Vice President